FOR IMMEDIATE RELEASE
July 2, 2018

HERITAGE FINANCIAL CORPORATION ANNOUNCES
COMPLETION OF ACQUISITION OF PREMIER COMMERCIAL BANCORP

Olympia, WA / July 2, 2018 / PR Newswire / - (NASDAQ:HFWA) Heritage Financial Corporation (“Heritage”), the parent company of Heritage Bank, announced that effective July 2, 2018, it completed its previously announced acquisition of Premier Commercial Bancorp (“Premier Commercial”), Hillsboro, Oregon and the merger of Premier Community Bank, the bank subsidiary of Premier Commercial, into Heritage Bank.

Brian L. Vance, Chief Executive Officer of Heritage and Heritage Bank, stated, “We welcome Premier Community Bank’s customers and employees to Heritage Bank and look forward to continuing to provide excellent service and quality products to each of them. We are pleased to have the opportunity to partner with Premier Community Bank and expand our presence in the Portland market.”

Heritage will issue an aggregate of 2,848,651 shares of its common stock in the transaction. Under the terms of the merger agreement, shareholders of Premier Commercial immediately prior to the merger will receive 0.4863 shares of Heritage’s common stock with cash to be paid in lieu of any fractional shares.  Premier Commercial shareholders will receive information shortly on how to exchange their Premier Commercial shares for Heritage shares.

About Heritage
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Including the former Premier Community Bank branches, Heritage Bank has a branching network of 65 banking offices in Washington and Oregon. Heritage Bank also does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Note Regarding Forward Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "expected," "anticipate," "continue," or other comparable words. In addition, all statements other than statements of historical facts that address activities that Heritage expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the Securities and Exchange Commission reports of Heritage Financial Corporation, particularly the Form S-4 and its Form 10-K for the year ended December 31, 2017, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management. Specific risks in this press release include among other things: the expected cost savings, synergies and other financial benefits from the merger with Premier Commercial might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected.

Contact
Brian L. Vance, Chief Executive Officer, (360) 943-1500